Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTAGENIC THEREAPEUTICS, INC.

Protagenic Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.     The name of the Corporation is Protagenic Therapeutics, Inc. The name under which the Corporation was originally incorporated is "Millbrook Acquisition Corp.", and the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1994.

2.     This Third Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.     This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4.     The text of the Third Amended and Restated Certificate of Incorporation, as heretofore amended or supplemented, is amended and restated in its entirety as follows:

First:      The name of this Corporation is “Protagenic Therapeutics, Inc.” (the “Corporation”).

Second.   The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd., Ste 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Third.      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth.    A.     The total number of shares of stock which the Corporation is authorized to issue is 120,000,000, consisting of 100,000,000 shares of common stock, at a par value of $0.0001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, at a par value of $0.000001 per share (“Preferred Stock”). The board of directors of the Corporation (the “Board”) is hereby expressly authorized without stockholder approval to provide, out of the unissued shares of Preferred Stock, for the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, and to increase or decrease the number of shares of any such series to the extent permitted by the DGCL. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock, subject to the requirements of the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Notwithstanding anything to the contrary, to the extent prohibited by Section l 123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities; provided, however , the foregoing restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

         B.     Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Third Amended and Restated Certificate of Incorporation of the Corporation, each 15,463.7183 shares of Common Stock, par value $0.000001 (the “Old Common Stock”) either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share (the “New Common Stock”). The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Old Common Stock in exchange for certificates representing Old Common Stock. From and after the Effective Time, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock. Any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. From and after the Effective Time, the term “New Common Stock” as used in this Article FOURTH shall mean Common Stock as provided in this Third Amended and Restated Certificate of Incorporation of the Corporation.

Fifth.       The Corporation is to have perpetual existence.

Sixth.      Unless and except to the extent that the by-laws of the Corporation (the “By-laws”') shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:   To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:      The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a ''Proceeding''), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. The right to indemnification conferred in this Article Eighth shall be a contract right and such right shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. Neither any amendment, repeal or modification of this Article Eighth nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth shall eliminate, reduce or otherwise adversely affect any right or protection hereunder of any person in respect of any act or omission occurring, or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to the time of such repeal, modification or adoption of an inconsistent provision. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eighth and applicable law shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

NINTH:      In furtherance and not in limitation of the powers conferred by statute, the power to make, alter, or repeal the By-laws, and to adopt any new By-law, shall be vested in the Board.

TENTH:     The Corporation shall have the right, subject to any express provisions or restrictions contained in the Corporation's Certificate of Incorporation or the By-laws, from time to time, to amend the Corporation's Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ELEVENTH:     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Corporation's Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on June 17, 2016.

/s/ Garo H. Armen
Garo H. Armen
Chairman of the Board of Directors

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